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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

            New England Bancshares, Inc. Announces a 15% Increase in Net Income for the Quarter Ended December 31, 2009 and a
                  $1.8 Million Improvement for the Nine Months

ENFIELD, CT, January 20, 2010- New England Bancshares, Inc. (the "Company") (NASDAQ GM: NEBS), the holding company for New England Bank, reported net income for the quarter ended December 31, 2009 of $856,000, or $0.14 per diluted share as compared to $747,000, or $0.13 per diluted share, reported for the same quarter a year ago. The comparable quarter last year included a $639,000 tax benefit. Net income for the nine months ended December 31, 2009 totaled $976,000, or $0.16 per diluted share, compared to a net loss of $795,000, or $0.14 per diluted share, for the same period last year. The increase was primarily attributable to higher net interest income and higher non-interest income.

President's Comments:

President and CEO David O'Connor commented, "The banking industry continues to face challenges. New England Bank has proactively been working through these challenges and beginning to see the positive results of our hard work. While many in the industry are abandoning lending, we are focused on growing our loan portfolio in a safe and sound manner. I am pleased with the performance but we have more work to do."

Results - Third Quarter, December 31, 2009:

      o Net interest income was $5.0 million for the three months ended December 31, 2009, an increase of $1.0 million, or 25.0%, compared to the same quarter last year. The Company held higher fed funds balances at the Federal Reserve earning approximately 0.25% during the quarter ended December 31, 2009 which compressed net interest margin. The Company has focused on investing a portion of those funds into higher yielding loans and investments.
      o Non-interest expense for the quarter ended December 31, 2009 was virtually unchanged from the quarter ended September 30, 2009 as the Company focused on cost control to enhance profitability and earnings per share.
      o The Company held auction rate securities in three public entities for which the Company had written-down the investments in the prior fiscal year. In the current quarter the Company converted these auction rate securities into the underlying preferred stock and sold two of the investments and recorded a gain on sale of $376,000.

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      o     The Company repurchased 198,067 shares of the Company's stock during the quarter, which was accretive to both book value and earnings per share.

Results - Nine Months Ended December 31, 2009:

      o Between March 31, 2009 and December 31, 2009, assets, net loans and deposits grew 17.6%, 17.5% and 23.8%, respectively.
      o For the nine months ended December 31, 2009 net interest and dividend income was $13.6 million, up $1.7 million, or 14.5%, from the net interest and dividend income for the nine months ended December 31, 2008.
      o Nonperforming assets as a percentage of assets declined from 2.1% at March 31, 2009 to 1.8% at December 31, 2009.
      o The provision for loan losses for the nine months ended December 31, 2009 totaled $2.0 million driven primarily by increased delinquencies and charge-offs.
      o The Company recorded $940,000 in FDIC insurance expense in the current period compared to $205,000 in the prior year period. The current year period expense includes $313,000 for the special FDIC assessment.
      o The Company recorded approximately $220,000 in merger related expenses during the nine months ended December 31, 2009; these expenses are not tax deductible.
      o The Company sold Riverside Investments, New England Bank's advisory and investment services division, during the current period and recognized a $175,000 gain on sale of the division.
      o Capital remains strong with an equity to assets ratio of 10.0%. In addition New England Bank remains well capitalized with a Tier 1 capital ratio of 7.29%.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks. For more information regarding New England Bank's products and services, please visit www.nebankct.com.

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                          Selected Financial Highlights
                                   (unaudited)
                  (dollars in thousands, except per share data)


Income Statement Data                   Three Months Ended        Nine Months Ended
                                            December 31,            December 31,
                                         2009         2008       2009           2008
Net interest and dividend income        $5,026       $4,022    $13,574        $11,854
Provision for loan losses                  623          565      2,006            872
Non-interest income (charge)               902          438      2,199        (1,089)
Non-interest expense                     4,194        3,863     12,675         11,025
Net income (loss)                          856          747        976          (795)
Earnings (loss) per share:
   Basic                                 $0.14         0.13      $0.16        $(0.14)
   Diluted                                0.14         0.13       0.16         (0.14)

Dividend per share                       $0.02        $0.04      $0.06          $0.11

Balance Sheet Data                    December 31, 2009          March 31, 2009
Total assets                               $672,443                $571,664
Total loans, net                            486,063                 413,566
Allowance for loan losses                     4,354                   6,458
Other real estate owned                       1,272                     141
Total deposits                              519,461                 419,436
Repurchase agreements                        18,812                  12,069
FHLB advances                                57,148                  66,833
Total equity                                 67,466                  63,954
Book value per share                          10.89                   10.83
Tangible book value per share                  7.92                    7.98


Key Ratios                            Three Months Ended               Nine Months Ended
                                         December 31,                     December 31,
                                     2009           2008              2009           2008
Return on average assets             0.49%          0.54%             0.19%         (0.20)%
Return on average equity             4.91%          4.58%             1.90%         (1.58)%
Net interest margin                  3.19%          3.32%             3.03%          3.34%


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